Exhibit 99.3

INVESTOR CONTACT:	MEDIA CONTACT:
Jennifer Gianola	Naomi Miller
+1 (408) 831-4452	+1 (408) 831-4460
jennifer.gianola@gigamon.com	naomi.miller@gigamon.com

Gigamon Reports Third Quarter 2017 Financial Results

Santa Clara, Calif., October 26, 2017 - Gigamon Inc. (NYSE:GIMO), the leader in traffic visibility solutions, today released financial results for its third quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights:

•	Revenue of $79.2 million, compared to $83.5 million in the third quarter of fiscal 2016.

•	GAAP gross margin was 82%, compared to 83% in the third quarter of fiscal 2016.

•	Non-GAAP gross margin was 82%, compared to 83% in the third quarter of fiscal 2016.

•	GAAP net income was $2.2 million, or $0.06 per basic and diluted share, compared to GAAP net income of $6.1 million, or $0.16 per diluted share, in the third quarter of fiscal 2016.

•	Non-GAAP net income was $9.5 million, or $0.23 per diluted share, compared to non-GAAP net income of $14.0 million, or $0.36 per diluted share, in the third quarter of fiscal 2016.

•	Cash and short-term investments were $264.6 million, up $6 million from the second quarter of 2017 and up $20 million from the third quarter of fiscal 2016.

Conference Call Information:

In light of the pending acquisition by Elliott Management, Gigamon will not hold its earnings conference call today to discuss its third quarter 2017 results. Additionally, Gigamon will not be providing financial guidance.

Additional Information and Where to Find It

Gigamon will file relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the proposed merger, including a preliminary proxy statement on Schedule 14A. Under the proposed terms, promptly after filing its definitive proxy statement with the SEC, Gigamon will mail or otherwise make available the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. GIGAMON STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Gigamon stockholders and other investors may obtain free copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed merger (when they become available), along with other documents filed by Gigamon with the SEC, at the SEC’s website (http://www.sec.gov).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and our expectations, strategy, plans or intentions regarding it. Forward-looking statements in this press release include, but are not limited to, our pending acquisition by Elliott Management. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect our business and the trading price of our common stock; the failure to satisfy the conditions to closing of the transaction, including obtaining regulatory and shareholder approval; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the potential for litigation relating to the transaction; the risk that the definitive agreement may be terminated in circumstances that require us to pay a termination fee; the effect of the announcement or pendency of the transaction on our business relationships, results of operations and business generally; risks that the proposed transaction disrupts current plans and operations; risk related to diverting management’s attention; and general market, political, economic and business conditions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended December 31, 2016 and our most recently filed quarterly report on Form 10-Q. The forward-looking statements in this press release are based on information available to Gigamon as of the date hereof.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and accompanying tables contain certain non-GAAP financial measures that exclude stock-based compensation and related payroll taxes, income tax effects of stock-based compensation expense, non-recurring items such as restructuring charges and advisory services and other costs related to non-routine stockholder matters, and periodic tax items. Non-GAAP financial measures do not have any standardized meaning and our non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies. Gigamon considers these non-GAAP financial measures important because they provide useful measures of the operating performance of the company, exclusive of unusual events or factors that do not directly affect what we consider core to our operating performance, and are used by the company’s management for that purpose. In addition, investors often use similar measures to evaluate the operating performance of a company. We present non-GAAP financial measures for supplemental informational purposes only to provide additional information in understanding the company’s operating results. The non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP. Please see the reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures attached to this release.

Gigamon

Gigamon (NYSE: GIMO) provides active visibility into physical and virtual network traffic, enabling stronger security and superior performance. Gigamon’s Visibility Fabric and GigaSECURE®, the industry’s first Security Delivery Platform, deliver advanced intelligence so that security, network and application performance management solutions in enterprise, government and service provider networks operate more efficiently and effectively. See more at www.gigamon.com, the Gigamon Blog, or follow Gigamon on Twitter, LinkedIn or Facebook.

Gigamon Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Revenue:
Product	$51,861	$59,835	$139,063	$155,805
Service	27,330	23,677	78,832	70,021

Total revenue	79,191	83,512	217,895	225,826
Cost of revenue:
Product	11,401	12,197	32,429	34,414
Service	3,049	2,141	8,649	6,562

Total cost of revenue	14,450	14,338	41,078	40,976

Gross profit	64,741	69,174	176,817	184,850
Operating expenses:
Research and development	18,783	18,306	59,451	50,914
Sales and marketing	34,914	31,994	105,247	88,494
General and administrative	10,697	8,887	30,033	26,029

Total operating expenses	64,394	59,187	194,731	165,437

Income (loss) from operations	347	9,987	(17,914)	19,413
Other income (expense):
Interest income	541	235	1,374	661
Other expense, net	(241)	(144)	(433)	(386)

Income (loss) before income tax (provision) benefit	647	10,078	(16,973)	19,688
Income tax benefit (provision)	1,531	(3,999)	9,576	23,321

Net income (loss)	$2,178	$6,079	$(7,397)	$43,009

Net income (loss) per share:
Basic	$0.06	$0.17	$(0.20)	$1.22

Diluted	$0.06	$0.16	$(0.20)	$1.15

Weighted average shares used in computing net income (loss) per share:
Basic	37,196	35,770	36,885	35,171

Diluted	39,574	38,113	36,885	37,341

Gigamon Inc.

Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$173,182	$148,926
Short-term investments	91,380	109,238
Accounts receivable, net	71,741	75,522
Inventories, net	15,472	11,347
Prepaid expenses and other current assets	12,048	9,909

Total current assets	363,823	354,942
Property and equipment, net	20,735	11,809
Deferred tax assets, non-current	50,734	33,094
Other assets, non-current	1,103	1,154

TOTAL ASSETS	$436,395	$400,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,585	$5,208
Accrued liabilities	26,897	34,649
Deferred revenue	69,960	68,997

Total current liabilities	102,442	108,854
Deferred revenue, non-current	32,126	28,785
Deferred and other tax liabilities, non-current	553	201
Other liabilities, non-current	933	499

TOTAL LIABILITIES	136,054	138,339
STOCKHOLDERS’ EQUITY
Common stock	4	4
Additional paid-in-capital	298,400	256,774
Accumulated other comprehensive loss	(75)	(17)
Retained earnings (Accumulated deficit)	2,012	5,899

TOTAL STOCKHOLDERS’ EQUITY	300,341	262,660

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$436,395	$400,999

Gigamon Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,178	$6,079	$(7,397)	$43,009
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,214	1,642	6,411	4,815
Stock-based compensation expense	10,973	10,104	39,991	28,884
Deferred and other income taxes	(1,790)	(679)	(10,147)	(31,570)
Other	6	54	148	366
Changes in operating assets and liabilities:
Accounts receivable	(8,221)	(14,929)	3,672	(11,567)
Inventories	(1,336)	(862)	(4,761)	(4,316)
Prepaid expenses and other assets	78	(1,753)	(1,944)	(2,991)
Accounts payable	1,757	569	532	54
Accrued liabilities and other liabilities	1,083	9,227	(9,308)	3,470
Deferred revenue	5,413	3,290	4,304	1,015

Net cash provided by (used in) operating activities	12,355	12,742	21,501	31,169
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(8,941)	(20,942)	(78,099)	(84,773)
Proceeds from maturities of short-term investments	25,300	24,500	96,012	85,747
Purchase of property and equipment	(6,977)	(1,523)	(12,179)	(6,001)

Net cash provided by (used in) investing activities	9,382	2,035	5,734	(5,027)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase plan	4,487	3,417	9,443	6,785
Proceeds from exercise of stock options	40	5,528	983	9,654
Shares repurchased for tax withholdings on vesting of restricted stock units	(4,188)	(3,411)	(12,592)	(7,240)

Net cash provided by (used in) financing activities	339	5,534	(2,166)	9,199

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	22,076	20,311	25,069	35,341
CASH, CASH EQUIVALENTS AND RESTRICTED CASH — Beginning of period	151,919	135,242	148,926	120,212

CASH, CASH EQUIVALENTS AND RESTRICTED CASH — End of period	$173,995	$155,553	$173,995	$155,553

Gigamon Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except percentages)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Total Revenue	$79,191	$83,512	$217,895	$225,826

Reconciliation of GAAP Gross Profit and GAAP Gross Margin to Non-GAAP Gross Profit and Non-GAAP Gross Margin:
GAAP gross profit	64,741	69,174	176,817	184,850
Stock-based compensation expense	333	519	1,802	1,527
Stock-based compensation related payroll taxes	19	28	79	64

Non-GAAP gross profit	$65,093	$69,721	$178,698	$186,441

GAAP gross margin	82%	83%	81%	82%
Non-GAAP gross margin	82%	83%	82%	83%
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income:
GAAP operating income (loss)	$347	$9,987	$(17,914)	$19,413
Stock-based compensation expense	10,973	10,104	39,991	28,884
Stock-based compensation related payroll taxes	199	414	1,036	971
Non-recurring items	2,305	—	2,891	—

Non-GAAP operating income	$13,824	$20,505	$26,004	$49,268

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income:
GAAP net income (loss)	$2,178	$6,079	$(7,397)	$43,009
Stock-based compensation expense	10,973	10,104	39,991	28,884
Stock-based compensation related payroll taxes	199	414	1,036	971
Non-recurring items	2,305	—	2,891	—
Income tax effect of Non-GAAP adjustments	(6,189)	(2,593)	(18,468)	(39,176)

Non-GAAP net income	$9,466	$14,004	$18,053	$33,688

Gigamon Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Reconciliation of GAAP Diluted Net Income (Loss) per Share to Non-GAAP Diluted Net Income per Share:
GAAP diluted net income (loss) per share	$0.06	$0.16	$(0.20)	$1.15

Stock-based compensation expense	0.27	0.27	1.08	0.77
Stock-based compensation related payroll taxes	0.01	0.01	0.03	0.03
Non-recurring items	0.06	—	0.08	—
Income tax effect of non-GAAP adjustments	(0.16)	(0.07)	(0.50)	(1.05)
Impact of difference in number of GAAP and non-GAAP diluted shares	(0.01)	(0.01)	(0.05)	(0.01)

Non-GAAP diluted net income per share	$0.23	$0.36	$0.44	$0.89

Reconciliation of GAAP Diluted Weighted-Average Number of Shares to Non-GAAP Diluted Weighted-Average Number of Shares:
GAAP diluted weighted-average number of shares	39,574	38,113	36,885	37,341
Dilutive impact due to stock-based compensation	1,546	544	3,827	673

Non-GAAP diluted weighted-average number of shares	41,120	38,657	40,712	38,014